Stifel Reports April 2026 Operating Data

ST. LOUIS, MO, May 28, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for April 30, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Excluding the sale of Stifel Independent Advisors, LLC, total and fee-based client assets rose 19% and 25% year over year, respectively, driven by market appreciation and continued success in recruiting productive financial advisors. Treasury Deposits increased by 7% in April as venture banking delivered strong growth, helping to partially offset seasonal declines in client money market and insured product balances. Loan growth also strengthened in April, increasing more than $1.2 billion as fund banking activity rose significantly.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	4/30/2026	4/30/2025 (1)	3/31/2026	4/30/2025	3/31/2026

Total client assets	$568,887	$485,551	$538,717	17%	6%

Fee-based client assets	$232,400	$190,545	$219,863	22%	6%

Private Client Group fee-based client assets	$202,919	$166,029	$191,708	22%	6%

Bank loans, net (includes loans held for sale)	$23,409	$21,536	$22,185	9%	6%

Client money market and insured product (2)	$25,038	$26,073	$26,940	(4%)	(7%)

Treasury deposits (3)	$11,116	$5,904	$10,428	88%	7%

(1)

Total client assets and Private Client Group fee-based client assets as of April 30, 2025, include $9.0 billion and $4.2 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(2)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(3)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271-3610 | www.stifel.com/investor-relations